                                                                       Exhibit L


                             PAINT ROCK ENERGY, INC.


                 REPORT ON EXAMINATION OF FINANCIAL STATEMENTS


                                August 31, 1997

                      [FOX, BYRD & GOLDEN, P.C. Letterhead]

Board of Directors
Paint Rock Energy, Inc.
Abilene, Texas

                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheet of Paint Rock Energy, Inc. (a development stage company) as of August 31, 1997, and the related statements of income, stockholders' equity and cash flows for the period from inception (August 21, 1997) to August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit in accordance with standards established by the American Institute of Certified Public Accountants

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial, statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Paint Rock Energy, Inc. as of August 31, 1997, and the results of its operations and cash flows for the initial period then ended in conformity with generally accepted accounting principles.

As more fully explained in Note 2, the accompanying balance sheet includes oil and gas properties stated at $20,703,907. The ultimate recovery of such amount is dependent on the success of future development of the properties and in the Company's ability to complete the development.



                                     Fox, Byrd & Golden

September 16, 1997

                             PAINT ROCK ENERGY, INC.
                                  BALANCE SHEET
                          (A Development Stage Company)
                                 August 31, 1997

                                     ASSETS

ACCOUNT RECEIVABLE                                                    $        322

OIL AND GAS PROPERTIES (Note 2)              $ 20,704,058
    Less: Accumulated depletion                      (151)              20,703,907
                                             ------------             ------------
                                                                      $ 20,704,229
                                                                      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
        Common stock, $.001 par value,
          300,000 shares authorized,
          issued and outstanding (Note 3)                             $        300
        Additional paid in capital                                      20,704,758
        Deficit accumulated during
           the development stage                                              (829)
                                                                       -----------
                                                                      $ 20,704,229
                                                                      ============

   The accompanying notes are an integral part of these financial statements.

                             PAINT ROCK ENERGY, INC.
                               STATEMENT OF INCOME
                          (A Development Stage Company)
       For the Period From Inception (August 21, 1997) to August 31, 1997


REVENUE                                                                       $     350
EXPENSES
        Salaries                                       $  1,000
        Lease operating                                      28
        Depletion                                           151                   1,179
                                                       --------               ---------
NET INCOME (LOSS)                                                             $    (829)
                                                                              =========

NET INCOME (LOSS) PER WEIGHTED SHARE                                          $ (.0028)
                                                                              =========

WEIGHTED AVERAGE SHARES OUTSTANDING                                             300,000
                                                                              =========


   The accompanying notes are an integral part of these financial statements.

                             PAINT ROCK ENERGY, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                          (A Development Stage Company)
       For the Period From Inception (August 21, 1997) to August 31, 1997


                                                   Additional       Retained
                                       Common        Paid-in        Earnings
                                        Stock        capital        (Deficit)       TOTAL
                                        -----     ------------        -----     ------------
BALANCE, Beginning of period            $   0            $   0         $   0           $   0

300,000 shares of
common stock issued                       300       20,704,758             0      20,705,058

Net loss                                    0                0         (829)         (1,000)
                                        -----     ------------        -----     ------------

BALANCE, End of period                  $ 300     $ 20,704,758        $(829)    $ 20,704,229
                                        =====     ============        =====     ============


   The accompanying notes are an integral part of these financial statements.

                             PAINT ROCK ENERGY, INC.
                             STATEMENT OF CASH FLOWS
                          (A Development Stage Company)
       For the Period From Inception (August 21, 1997) to August 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                 $         (829)
  Adjustment to reconcile net loss to
    cash used in operating activity:
     Depletion expense                                                151
     Expense incurred in exchange for common stock                  1,000
     (Increase) in accounts receivable                               (322)
                                                           --------------
       Net Cash Used in Operating Activity                                   $             0

CASH FLOWS FROM INVESTING ACTIVITIES                                                       0

CASH FLOWS FROM FINANCING ACTIVITIES                                                       0
                                                                             ---------------

NET INCREASE IN CASH                                                                       0

CASH Beginning of period                                                                   0
                                                                             ---------------

CASH, End of period                                                                        0
                                                                             ===============

                      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

FINANCING AND INVESTING ACTIVITIES
  NOT AFFECTING CASH:

    Acquisition of oil and gas properties                                    $   (20,704,058)
    Issuance of common stock                                                      20,704,058
                                                                             ---------------
      Total Cash Received                                                                  0
                                                                             ===============


   The accompanying notes are an integral part of these financial statements.

                             PAINT ROCK ENERGY, INC.
                        NOTES TO THE FINANCIAL STATEMENT
                                 August 31, 1997

NOTE 1 - ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements include the accounts of Paint Rock Energy, Inc. (the "Company"), a Texas corporation, which was formed on August 21, 1997. The Company is a subsidiary of Pilares Oil and Gas, Inc. The Company is primarily a development stage company and has one producing gas well as of August 31, 1997. Planned operations of the Company include the exploration and production of oil and gas in Texas.

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Significant estimates include the valuation of proved undeveloped reserves and proved developed reserves related to the oil and gas properties. The oil and gas properties constitute almost 100% of total assets at August 31, 1997. The ultimate recovery of proved undeveloped reserves is dependent on the success of future development of the properties and in the Company's ability to complete the development.

                             PAINT ROCK ENERGY, INC.
                        NOTES TO TEE FINANCIAL STATEMENT
                                 August 31, 1997

NOTE 2 - OIL AND GAS PROPERTIES

On August 21, 1997, the Company issued 299,999 shares of common stock in exchange for an assignment of an oil, gas and mineral lease from Pilares Oil and Gas, Inc. The lease consists of approximately 1,280 acres and is located in Pecos and Concho Counties, Texas.

The oil and gas property has been appraised by Nova Petroleum Resource Co., Certified petroleum Geologists and Registered Professional Engineers, in the Summary of Reserves and Valuation dated August 13, 1997. The report appraised the 1,230 acres described above. This report classified the petroleum reserves as proved undeveloped reserves, and proved developed reserves and supports the following valuation of the acres:


                                                  Net Present Value   Net Present Value
                     Net Oil         Net Gas        @ 0% Discount      @ 10% Discount
                     (Bbls)           (MCF)             $ USD              $ USD
                   -----------     ------------       -----------       -----------
Undeveloped                 0        32,537,695       $52,050,130       $20,545,724
Developed                               308,200       $   334,052           158,334
                                                                        -----------
                                                                        $20,704,058
                                                                        ===========


The net present value of the oil and gas reserves is based on estimates of future cash inflows and cash outflows over 30 years. The cash outflows include direct and indirect production costs. In addition, future cash outflows include severance and ad valorem taxes but not income taxes. A definition of proved undeveloped reserves is presented in the Nova Petroleum Resource Company report:

      Undeveloped--Reserves that are recoverable from additional wells yet to be drilled.

      Undeveloped reserves are those considered proved for production by reasonable geological interpretation of adequate subsurface control in reservoirs that are producing or proved by other wells but are not recoverable from existing wells. This classification of reserves requires drilling of additional wells, major deepening of existing wells, or installation of enhanced recovery or other facilities.

The cost of developed properties that are producing are being amortized using a unit-of-production method. Depletion expense was $151 for the period ended August 31, 1997.

NOTE 3 - STOCKHOLDERS' EQUITY

On August 21, 1997, the Company issued one share of common stock for $1,000 in consideration for services received. On August 21, 1997, the Company also issued 299,999 shares of common stock in exchange for an oil, gas and mineral lease which has been assigned an amount equivalent to the fair value of the oil and gas properties received (Note 2).

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